Exhibit 2.2

FIRST AMENDMENT TO
ASSET PURCHASE AGREMENT AND ACKNOWLEDGMENT

This FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT AND ACKNOWLEDGEMENT (this “Amendment”) is dated effective as of this 28th day of July, 2006 (the “Effective date”), by and between Shell Energy Services, L.L.C., a Delaware limited liability company (“Seller”), and MxEnergy Inc., a Delaware corporation (“Buyer”). Seller and Buyer and sometimes referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS, Seller and Buyer entered into that certain Asset Purchase Agreement dated as of May 12, 2006 (the “Agreement”), covering the purchase and sale of certain assets related to retail natural gas services in Ohio and Georgia, as more specifically described therein (capitalized terms used but not otherwise defined herein shall have the meaning ascribed thereto in the Agreement); and

WHEREAS, the Parties desire to amend the Agreement pursuant to the terms and conditions set forth herein by entering into this Amendment and to acknowledge certain matters related to the Agreement.

NOW, THEREFORE, for and in consideration of the premises and of the mutual covenants and agreements contained herein, the Parties hereby agree to amend the Agreement in the following respects and acknowledge and agree to certain matters related thereto:

1.                                       Pre-Closing Data Retrieval Date. The definition of “Pre-Closing Data Retrieval Date” in Section 1.1 of the Agreement shall be amended and restated in its entirety read as follows:

“Pre-Closing Data Retrieval Date” means the date that is ten (10) Business Days prior to the Effective Date, except with respect to unbilled revenue described in Section 2.4(a)(iv), for which the Pre-Closing Data Retrieval Date shall be eight (8) Business Days prior to the Effective Date.

2.                                       Adjustments to Estimated Payment. The first sentence of Section 2.5 of the Agreement shall be amended and restated in its entirety read as follows:

On or before four (4) Business Days prior to the Closing or, in the case of item (ii), on or before six (6) Business Days prior to the Closing, Seller (with the cooperation of Buyer and Buyer will have the ability to review the preparation of the Closing Statement during Seller’s completion thereof) will prepare and deliver to Buyer a written statement prepared in accordance with Schedule 2.5 and the other provisions of this Agreement setting forth (i) the Base Amount, (ii) the estimated Marked to Market Amount, (iii) the estimated Inventory Amount, (iv) the estimated Unbilled Revenue Amount, (v) the estimated Accounts Receivable Amount (vi) the estimated Dekatherm Amount and (vii) the estimated Prepaid Items Amount (collectively, “Estimated Price”), in reasonable detail based on information available to Seller on the Pre-Closing Data Retrieval Date, and wire transfer instructions (the “Closing Statement”).

3.             Prepaid Items.  Section 2.4(a)(vii) of the Agreement shall be amended and restated in its entirety read as follows:

Prepaid Items.  An amount (“Prepaid Items Amount”) which shall be equal to the amount of any cash deposits or prepaid expenses paid for by Seller or its Affiliates relating to the Assets for those goods and/or services contracted for in the ordinary course that have not been performed or delivered as of the Data Retrieval Date calculated using the methodology set forth on Schedule 2.5(H) and Schedule 2.5(N). For the avoidance of doubt, a sample calculation prepared for May 11, 2006 is included as part of Schedule 2.5(H) and Schedule 2.5(N).

4.                                       Post-Closing Settlement Adjustments: Inventory.  Section 2.6(a)(ii) of the Agreement shall be amended and restated in its entirety read as follows:

The Inventory Amount paid as part of the Estimated Price will be trued-up to reflect the actual Inventory Amount as of the Data Retrieval Date using the methodology set forth on Schedule 2.5(F) within thirty (30) days after Closing.

5.             Capacity Release.  Section 7.19 of the Agreement shall be amended and restated in its entirety read as follows:

(a)           Except with respect to those agreements set forth on Schedule 7.19 listed as items 3, 4, 5, and 8 thereon, Seller shall use commercially reasonable efforts to release agreements 1, 2, 6, 7, 14, and 15 and to assign agreements 9, 10, 11, 12 and 13 to Buyer for the remainder of the term of such agreements for the firm transportation and storage capacity that Seller holds on the transportation systems of Dominion Transmission, Inc. (“Dominion”), Columbia Gas Transmission Corporation (“Columbia”), and ANR Pipeline Company (“ANR”) (collectively, the “Pipelines”), under the service agreements identified on Schedule 7.19, pursuant to the capacity release and assignment provisions in the Pipelines’ FERC Gas Tariffs.  Seller’s obligations in the foregoing sentence with respect to capacity on Dominion and Columbia are conditioned on Buyer becoming an approved bidder pursuant to Dominion’s and Columbia’s FERC Gas Tariffs; and Seller’s obligations with respect to the capacity on ANR are conditioned on Buyer executing a Master Service Agreement with ANR.

(b)           With respect to those Agreements set forth on Schedule 7.19  listed as items 3, 4, and 5 thereon, Seller shall use commercially reasonable efforts to cause the primary firm transportation capacity contract holder for such agreements to recall this capacity from Seller and release this capacity to Buyer for the remainder of the term of such agreements. Seller’s obligations in the foregoing sentence are conditioned on Buyer becoming an approved bidder pursuant to Columbia’s FERC Gas Tariff and on the terms of that tariff.

(c)           With respect to the Agreement set forth on Schedule 7.19 listed as item 8 thereon, Seller shall use commercially reasonable efforts to cause the storage capacity contract holder for such agreement to transfer this capacity from Seller to Buyer for the remainder of the term of such agreement. Seller’s obligations in the foregoing sentence are conditioned on Buyer becoming an approved Full Requirements Pooling Service contract holder pursuant to Dominion East Ohio (“DEO”) FERC Gas Tariff and on the terms of that tariff.

6.                                       Supplement to Disclosure Schedules.  Pursuant to Section 7.9 of the Agreement, Seller hereby amends and restates in their entirety Disclosure Schedules 1.1(a), 1.1(c), 1.1(d), 2.5, 2.9, 3.2, 3.4, 3.6, 3.11, 3.12, 3.18, 4.3, 5.1(d), 5.1(e), 7.10, 7.11(a), 7.11(c) and 7.19 by replacing such Disclosure Schedules with the Disclosure Schedules attached hereto.

7                                          COH Matters.

(a)                                  The Parties acknowledge that certain Customers of Seller under the Retail Contracts have been listed as Customers of the Buyer in COH’s data systems. Notwithstanding this fact, the Parties agree that all Customers now listed as Buyer’s Customers in COH’s data systems shall continue to be considered Seller’s Customers for the purposes of the transactions contemplated by the Agreement.

(b)                                 Notwithstanding the provisions of the Agreement to the contrary, with respect to the purchase of any Gas Supply located in the COH service area (as reflected on Schedule 2.5(D.2.1)), Seller shall sell such Gas Supply to COH and be compensated for such sale by COH; provided, however, Buyer shall make a payment to Seller equal to the difference between what Seller would have received for such Gas Supply pursuant to the Agreement less the amount that Seller actually receives from COH with respect to the purchase of such Gas Supply by COH such payment to be made at the same time that the Closing Payment is made.

8.                                       Imbalances.  The Parties agree that in reference to Section 2.9 of the Agreement, with respect to the annual true-up of imbalances with VEDO (which pursuant to existing agreements requires physical settlement in September of each year), Buyer will make a physical settlement with VEDO in September of 2006 and, within ten (10) Business Days of the settlement, (i) in the case of an imbalance in favor of Buyer with respect to the period prior to the Effective Date, Buyer shall pay to Seller the value of the in-kind physical settlement received by Buyer from VEDO; or (ii) in the case of a imbalance in favor of VEDO with respect to the period prior to the Effective Date, Seller shall pay to Buyer the value of the in-kind physical settlement delivered by Buyer to VEDO, in each case calculated at the rate corresponding with the unit price for the month of September 2006 as set forth on Schedule 2.5(I) on the table titled “Ohio-VEDO-Fix” in the column “Total $/Dth” under the heading “Market Cost.”

9.                                       Financing Support.  Seller agrees that in the event that the Closing occurs and Seller has received the Closing Payment prior to 5:00 pm central time on August 1, 2006, Seller will make a payment to Buyer of $1,500,000. Such payment of $1,500,000 will be netted against the payment of the Closing Payment to be paid by Buyer to Seller.

10.                                 GOVERNING LAW.  THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ITS CONFLICT OF LAWS RULES OR PRINCIPLES.

11.                                 Amendment.  No amendment, modification or change to this Amendment will be enforceable unless reduced to writing and executed by duly authorized representatives of all Parties.

12.                                 Counterparts.  This Amendment may be executed in several counterparts, including through facsimile signatures, each of which is an original and all of which constitute one and the same agreement. No Party shall become bound by this Amendment or any other instrument executed by counterpart until all Parties hereto have affixed their respective signatures hereto.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have signed this Amendment in multiple counterparts, all as of the date first above written.

SELLER:

SHELL ENERGY SERVICES COMPANY, L.L.C.

By:	/s/ Steven J. Murray
Steven J. Murray
President and Chief Executive Officer

BUYER:

MXENERGY INC.

By:	/s/ Carole R. Artman-Hodge
Carole R. Artman-Hodge
Executive Vice President and Chief
Operating Officer

[Signature Page to First Amendment to Asset Purchase Agreement]